Exhibit 99.2

Wells Real Estate Fund IV, L.P. Fact Sheet

DATA AS OF MARCH 31, 2006

PORTFOLIO SUMMARY

PROPERTIES OWNED	% LEASED AS OF 3/31/2006	PERCENT OWNED	ACQUISITION DATE	ACQUISITION PRICE*	DISPOSITION DATE	DISPOSITION PRICE	ALLOCATED NET SALE PROCEEDS
10407 Centurion Parkway North	81%	38%	6/8/92	$8,401,656	N/A	N/A	N/A
4400 Cox Road	SOLD	43%	7/1/92	$4,689,106	6/21/05	$6,500,000	$2,699,439
Stockbridge Village I	SOLD	43%	4/4/91	$9,635,257	4/29/04	$12,179,487	$5,144,985
Village Overlook	SOLD	38%	9/14/92	$4,143,089	9/29/03	$5,300,000	$1,881,577
WEIGHTED AVERAGE	81%

*	The Acquisition Price does not include the upfront sales charge.

FUND FEATURES

OFFERING DATES	March 1991 – February 1992

PRICE PER UNIT	$10

A/B STRUCTURE	A’s – Cash available for operating distribution up to 10% Preferred B’s – Net loss until capital account reaches zero + No Operating Distributions

A/B RATIO AT CLOSE OF OFFERING	97% to 3%

AMOUNT RAISED	$13,614,652

Please note that figures in this fact sheet are subject to change as additional information becomes available related to a variety of factors, such as closing costs, prorations, and other adjustments.

Past performance is no guarantee of future results.

Portfolio Overview

Wells Fund IV is in the disposition-and-liquidation phase of its life cycle. We have sold three assets, and the 10407 Centurion Parkway North asset is currently under contract for sale. While there is no guarantee that the sale transaction will close, it would provide a desirable conclusion to the ongoing re-leasing efforts over the past year, and would represent the sale of the last asset in the Fund.

With the last income-producing property remaining in the Fund under contract for sale, the General Partners are currently reserving operating cash and the remaining net sale proceeds from the sale of the 4400 Cox Road building to fund the potential re-leasing costs for the remaining vacancy at 10407 Centurion Parkway North, should the proposed sale not close. We anticipate that operating distributions will be reserved in the near-term, given the anticipated property sale. Once the details surrounding the potential sale of the 10407 Centurion Parkway North building becomes known, the General Partners will evaluate when further distributions of net sale proceeds are appropriate.

We would like to highlight the Cumulative Performance Summary on the back page, which provides a high-level overview of the Fund’s overall performance to date.

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Wells Real Estate Fund IV, L.P. Fact Sheet

DATA AS OF MARCH 31, 2006

Property Summary

•	The 10407 Centurion Parkway North building is currently 81% leased, and we began marketing the asset for sale during the fourth quarter 2005. As noted previously, the building is currently under contract for sale.

•	The 4400 Cox Road property was sold on June 21, 2005, with $2,699,439 in net sale proceeds allocated to Fund IV. Of these proceeds, $205,687 was required to fund operating costs for the Fund. The November 2005 distribution included approximately $1,947,811 of these proceeds. The remaining $545,940 is being reserved since there is only one property remaining in the Fund, and we anticipate funding capital expenditures at this property if the proposed sale does not close.

•	The Stockbridge Village I shopping center property was sold on April 29, 2004, and $5,144,985 in net sale proceeds has been allocated to Fund IV. Of these proceeds, $1,326,535 was used to fund re-leasing capital costs at 10407 Centurion Parkway North and 4400 Cox Road; $3,066,261 was distributed in November 2004; and the remaining proceeds of approximately $752,189 were included in the November 2005 distribution.

•	Village Overlook was sold in 2003, and $1,881,577 of the net sale proceeds was allocated to the Fund. We have used $320,836 to fund the Partnership’s pro-rata share of leasing costs and capital expenditures at 10407 Centurion Parkway North. The remaining net sale proceeds of $1,560,740 were distributed in November 2004.

For a more detailed annual financial report, please refer to

Fund IV’s most recent 10-K filing, which can be found

on the Wells Web site at www.wellsref.com.

CUMULATIVE PERFORMANCE SUMMARY(1)

	Par Value	Cumulative Operating Cash Flow Distributed	Cumulative Passive Losses(2)	Cumulative Net Sale Proceeds Distributed	Estimated Unit Value as of 12/31/05(3)
PER “A” UNIT	$10	$6.65	N/A	$5.38	$3.37
PER “B” UNIT	$10	$0.00	$4.62	$5.38	$3.37

(1)	These per-unit amounts represent estimates of the amounts attributable to the limited partners who have purchased their units directly from the Partnership in its initial public offering of units.

(2)	This estimated per-unit amount is calculated as the sum of the annual per-unit cumulative passive loss allocated to a Pure Class B Unit, reduced for Gain on Sale per unit allocated to a Pure Class B Unit.

(3)	Please refer to the disclosure related to the estimated unit valuations contained in Item 5 of the 12/31/2005 Form 10-K for this partnership.

ANNUALIZED YIELD — PER “A” UNIT AT $10 OFFERING PRICE

	Q1	Q2	Q3	Q4	AVG YTD
2006	Reserved	—	—	—	—
2005	Reserved	Reserved	Reserved	Reserved	0.00%
2004	Reserved	Reserved	Reserved	Reserved	0.00%
2003	5.50%	Reserved	Reserved	Reserved	1.38%
2002	7.50%	7.00%	7.00%	6.00%	6.88%
2001	7.00%	7.25%	8.00%	8.00%	7.56%
2000	6.23%	Reserved	Reserved	Reserved	1.56%
1999	7.85%	8.00%	8.00%	8.01%	7.97%
1998	6.72%	7.51%	7.60%	7.49%	7.33%
1997	6.70%	7.37%	7.40%	7.36%	7.21%
1996	6.67%	6.37%	7.17%	6.98%	6.80%
1995	6.88%	7.12%	7.58%	6.74%	7.08%

TAX PASSIVE LOSSES — CLASS “B” PARTNERS

2005	2004	2003	2002	2001	2000
-19.84%*	-32.00%*	-2.35%*	0.00%	0.00%	0.00%

*	Negative percentage due to income allocation.

6200 The Corners Parkway • Norcross, GA 30092-3365 • www.wellsref.com • 800-448-1010

LPFCTPROQ1-06LP06-04 (2157)	© 2006 Wells Real Estate Funds